Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Diamond S Shipping Inc. of our report dated February 24, 2019 relating to the consolidated financial statements of DSS Holdings L.P. and its subsidiaries as of December 31, 2018 and March 31, 2018, and for the nine months ended December 31, 2018 and for each of the two years in the period ended March 31, 2018 appearing in Amendment No. 2 to the Registration Statement on Form 10 of Diamond S Shipping Inc. dated March 11, 2019.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 8, 2019